Exhibit 99.1

Contact:

Joseph M. Limber

Interim Chief Executive Officer

650.569.5188

jlimber@deltagen.com

For Immediate Release

Deltagen Relaunches by Streamlining Operations

REDWOOD CITY, Calif., April 10, 2003 – Deltagen, Inc. (Nasdaq: DGEN) today announced a series of actions to streamline operations, reduce future obligations and enhance its commercial capabilities. Several important cost-cutting steps have taken place.

Deltagen concluded lease termination and restructuring agreements with several landlords and will vacate 9 premises of excess space and consolidate all its primary activities into its facility in Redwood City. This facility was already under a long-term lease, which was renegotiated to include a significant rent reduction from the previous lease rate for the remainder of the lease period. As a result of these renegotiations, the Company reduced its aggregate future minimum lease commitments from 2003 forward by approximately $70 million with a cash savings in 2004 alone of approximately $8 million. These reductions are contingent on the Company’s successful completion of the Private Placement of Preferred Stock announced on April 4, 2003 and certain other conditions.

The Company’s primary operations are now centralized in its 132,000 square foot facility opened in March 2003. This state-of-the-art facility will allow Deltagen to perform all activities contemplated under its revised business plan and also allow the Company to bring in-house certain activities, which were previously performed by third parties. This internalization is expected to save the Company over $5 million annually.

Deltagen also reduced its debt obligations by paying off its $10 million term loan and approximately $2.3 million of other debt. These amounts were paid from cash on hand which was included in Restricted Cash at December 31, 2002. These repayments will reduce debt service payments in future periods.

The Company also announced it is implementing a reduction-in-force that will bring the company’s headcount from approximately 200 to approximately 150. The headcount reductions were in the research and development and administrative functions.

Joseph M. Limber, interim chief executive officer, stated, “These actions are being implemented to ensure that Deltagen is optimally structured to drive revenues and satisfy our customers’ needs in a cost-effective manner.” He added, “We will work to expand our revenue base by taking full advantage of our portfolio of products that include biological models, drug interaction and metabolism technologies and validated small molecule targets. We are also focused on the other half of the value equation which is efficiency and discipline in managing our expenses”.

About Deltagen

Headquartered in Redwood City, California, Deltagen is a leading provider of drug discovery tools and services to the biopharmaceutical industry. Deltagen offers a suite of programs designed to enhance the efficiency of drug discovery, including access to biological models, drug interaction and metabolism technologies and validated small molecule targets. Deltagen’s products and programs have been validated by customers and partners such as Eli Lilly & Co., GlaxoSmithKline, Merck & Co., Millennium Pharmaceuticals and Pfizer.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to close the preferred stock financing; the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches, and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.